Exhibit 3.41

State of Delaware

Secretary of State

Division of Corporations

Delivered 01:08 PM 03/08/2006

FILED 01:08 PM 03/08/2006

SRV 060227557 - 4121984 FILE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

BURLINGTON COAT FACTORY OF TEXAS, L.P.

This Certificate of Limited Partnership is made, executed and dated as of March 8, 2006, by Burlington Coat Factory Warehouse of Baytown, Inc., a Texas corporation, as General Partner, pursuant to Sections 17-101 to 17-1109 of the Delaware Revised Uniform Limited Partnership Act, as amended.

FIRST: The name of the limited partnership is:

Burlington Coat Factory of Texas, L.P.

SECOND: The address of the limited partnership’s registered office in the state of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle, Delaware. The name of its registered agent at such address is Corporation Service Company.

THIRD: The name and the business mailing address of the sole General Partner is:

Burlington Coat Factory Warehouse of Baytown, Inc.

1830 Route 130

Burlington, NJ 08016

IN WITNESS WHEREOF, the undersigned, constituting the sole general partner of Burlington Coat Factory of Texas, L.P., has executed this Certificate on behalf of Burlington Coat Factory of Texas, L.P. as of the 8th day of March, 2006.

BURLINGTON COAT FACTORY WAREHOUSE OF BAYTOWN, INC.

Its: General Partner

By:	/s/ Paul C. Tang
Name:	Paul C. Tang
Title:	Executive Vice President and Secretary

March 8, 2006

Delaware Secretary of State

Division of Corporations

Townsend Building

Dover, DE 19903

To Whom It May Concern:

Burlington Coat Factory of Texas, Inc. hereby consents to use of the name Burlington Coat Factory of Texas by Burlington Coat Factory of Texas, L.P.

Very truly yours,

Burlington Coat Factory of Texas, Inc.

By:	/s/ Paul C. Tang
Name:	Paul C. Tang
Title:	Executive Vice President and Secretary

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